ALLIANCEBERNSTEIN HIGH YIELD FUND, INC.


FORMER POLICIES

CURRENT POLICIES


Investment Objective:

Fundamental:
The Fund's investment objective is to achieve a high total return by maximizing current income and, to the extent consistent with that objective, capital appreciation.

Non-fundamental:
The Fund's investment objective is to maximize total returns from price appreciation and income.


Fundamental Investment Policies:

The Fund may not invest in any one industry if that investment would make the Fund's holding in that industry exceed 25% of the Fund's total assets.

The Fund may not concentrate investments in an industry, as concentration may be defined under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.

The Fund may not make an investment unless, when considering all its other investments, 75% of the value of its assets would consist of cash, cash items, U.S.
Government Securities, securities of other investment companies and other securities.


Related non-fundamental policy:
The Fund is diversified.

The Fund is diversified.






Related non-fundamental policy:

Policy eliminated.

The Fund may not underwrite securities issued by other persons except to the extent that, in connection with the disposition of its portfolio investments, it may be deemed to be an underwriter under certain federal securities laws.

The Fund may not act as an underwriter of securities, except that the Fund may acquire restricted securities under circumstance in which, if such securities were sold, the Fund might be deemed to be an underwriter for purposes of the Securities Act of 1933, as amended (the "Securities Act").

The Fund may not make short sales of securities, except when it has, by reason of ownership of other securities, the right to obtain securities of equivalent kind and amount that will be held so long as it is in a short position.

Prohibition eliminated.

The Fund may not issue senior securities.

The Fund may not issue any senior security (as that term is defined in the 1940 Act) or borrow money, except to the extent permitted by the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, or interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
For the purposes of this restriction, margin and collateral arrangements, including, for example, with respect to permitted borrowings, options, futures contracts, options on futures contracts and other derivatives such as swaps are not deemed to involve the issuance of a senior security.

The Fund may not borrow money, except that this restriction shall not apply to (a) borrowing from banks for temporary purposes, (b) the pledging of assets to banks in order to transfer funds for various purposes as required without interfering with the orderly liquidation of securities in the Fund (but not for leveraging purposes), or (c) margin payments or pledges in connection with options, futures contracts, options on futures contracts, forward currency exchange contracts or options on foreign currencies.

Policy eliminated.  See new policy above.

The Fund may not purchase real estate or mortgages;
however, the Fund may, as appropriate and consistent with its investment policies and other investment restrictions (a) buy securities of issuers which engage in real estate operations and securities which are secured by interests in real estate (including partnership interests and shares of real estate investment trusts) and (b) may hold and sell real estate acquired as a result of ownership of such securities.

The Fund may not purchase or sell real estate except that it may dispose of real estate acquired as a result of the ownership of securities or other instruments. This restriction does not prohibit the Fund from investing in securities or other instruments backed by real estate or in securities of companies engaged in the real estate business.

The Fund may not purchase any security on margin.

Policy eliminated.


Related non-fundamental policy:

The Fund may not purchase securities on margin, except (i) as otherwise provided under rules adopted by the SEC under the 1940 Act or by guidance regarding the 1940 Act, or interpretations thereof, and (ii) that the Fund may obtain such short-term credits as are necessary for the clearance of portfolio transactions, and the Fund may make margin payments in connection with futures contracts, options, forward contracts, swaps, caps, floors, collars and other financial instruments.

The Fund may not make loans except through (a) the purchase of debt obligations in accordance with its investment objectives and policies; (b) the lending of portfolio securities; or (c) the use of repurchase agreements.

The Fund may not make loans except through (i) the purchase of debt obligations in accordance with its investment objectives and policies; (ii) the lending of portfolio securities; (iii) the use of repurchase agreements; or (iv) the making of loans to affiliated funds as permitted under the 1940 Act, the rules and regulations thereunder (as such statutes, rule or regulations may be amended from time to time), or by guidance regarding, and interpretations of, or exemptive orders under, the 1940 Act.

The Fund may not purchase or sell commodities (except that the Fund may purchase and sell futures contracts and related options on debt securities and on indices of debt securities).


Related non-fundamental policy:
The Fund will not purchase or sell futures contracts or options on futures contracts unless the sum of amounts of initial margin deposits and premiums required to establish non-hedging positions would not exceed 5% of the Fund's liquidation value.

The Fund may not purchase or sell commodities regulated by the Commodity Futures Trading Commission under the Commodity Exchange Act or commodities contracts except for futures contracts and options on futures contracts.


Related non-fundamental policy:

Policy eliminated.


Non-fundamental Investment Policies:

The Fund may not invest more than 10% of its total assets in (i) fixed income securities which are rated lower than B3 or B- or their equivalents by two or more NRSROs or, if unrated, of equivalent quality, and (ii) money market instruments of any entity which has an outstanding issue of unsecured debt that is rated lower than B3 or B- or their equivalents by two or more NRSROs or, if unrated, of equivalent quality.

Restriction eliminated.

The Fund will not borrow for temporary purposes...in an amount exceeding 5% of the value of the assets of the Fund.

Restriction eliminated.

The Fund's lending of portfolio securities is limited to, including collateral, 50% of total assets.

The Fund may lend portfolio securities to the extent permitted under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act.

The Fund will not invest more than 15% of its assets in securities restricted as to disposition under federal securities laws, or securities otherwise considered illiquid or not readily marketable, including repurchase agreements having a maturity of more than seven days; however, this restriction will not apply to securities sold pursuant to Rule 144A under the Securities Act, so long as such securities meet liquidity guidelines to be established by the Fund's Board of Directors.

The Fund will limit its investment in illiquid securities to no more than 15% of net assets or such other amount permitted by guidance regarding the 1940 Act.

The Fund may not acquire securities of any company that is a securities broker or dealer, a securities underwriter, an investment adviser of an investment company, or an investment adviser registered under the Investment
Advisers Act of 1940 (other than any such company that derives no more than 15% of its gross revenues from securities related activities), except the Fund may purchase bank, trust company, and bank holding company stock, and except that the Fund may invest in accordance with Rule
12d3-1 under the Investment Company Act of 1940 (the
"1940 Act"), including up to 5% of its total assets in any such company provided that it owns no more than 5% of the outstanding equity securities of any class plus 10% of the outstanding debt securities of such company or as otherwise provided by Rule 12d3-1.

Restriction eliminated.

The Fund may not make an investment in order to exercise control or management over a company.

Prohibition eliminated.

The Fund may enter into standby commitment agreements if the aggregate purchase price of the securities subject to the commitments does not exceed 20% of its assets and the term of the commitment does not exceed 45 days.

Restriction eliminated.


The Fund may invest in the securities of other investment companies, including exchange-traded funds, to the extent permitted under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.


The Fund may invest in derivatives, including options, futures, forwards and swaps.